Exhibit 99.1

News Release

LANDAUER

For Immediate Release

LANDAUER ELECTS BOARD MEMBER

MICHAEL T. LEATHERMAN

AS INTERIM CHIEF FINANCIAL OFFICER

For Further Information Contact:

William Saxelby

President & Chief Executive Officer

708-441-8310

bsaxelby@landauerinc.com

Glenwood, Illinois, August 25, 2011 - Landauer, Inc. (NYSE:LDR) today announced that its Board of Directors has appointed, Michael T. Leatherman, as the Company’s Interim Chief Financial Officer, as well as its acting principal financial officer and principal accounting officer, effective September 9, 2011. Leatherman succeeds Jonathon Singer, who had served as CFO since October 2006 and has left the Company in order to accept the chief financial officer position with Sagent Pharmaceuticals, Inc.

“Mike has worked with Landauer since 2003, and he has been a Board member for the last three years. He has deep knowledge and history with the Company, understands our core radiation monitoring business and has been instrumental in shaping our growth strategy initiatives. The Board and I are confident that Mike will provide strong continuity as CFO and Treasurer as we search for a permanent Chief Financial Officer,” said Bill Saxelby, President and Chief Executive Officer of Landauer, Inc.

Mr. Leatherman, age 58, has been a Director of the Company since 2008. Since 2000, Mr. Leatherman has served as an Independent Consultant, primarily to the information technology industry. Mr. Leatherman is a Certified Public Accountant and previously served as the Chief Financial Officer of Wallace Computer Services, Inc., which prior to its acquisition by Moore Corporation was a NYSE-listed company.

During his term as Interim Chief Financial Officer, Mr. Leatherman will continue to serve as a director of the Company, but will cease his service as a member of the Audit Committee and Compensation Committee of the Company’s Board of Directors. The Company intends to conduct an executive search for a permanent Chief Financial Officer to replace Mr. Singer.

“The Board of Directors thanks Jon for his contributions to the Company. He played an important role with Landauer during his time with the Company. We wish him well in his new endeavor,” noted Robert Cronin, Chairman of the Board of Directors.

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

Landauer, Inc.

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About Landauer, Inc.

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.

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